As filed with the Securities and Exchange Commission on June 9, 2021
Registration No. 333-252517

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-8
TO FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Huntington Bancshares Incorporated
(Exact name of registrant as specified in its charter)

Maryland	31-0724920
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

41 South High Street
Columbus, Ohio 43287
(Address and Zip Code of Principal Executive Offices)

Amended and Restated TCF Financial 2015 Omnibus Incentive Plan
Chemical Financial Corporation Stock Incentive Plan of 2006
Chemical Financial Corporation Stock Incentive Plan of 2012
Chemical Financial Corporation Stock Incentive Plan of 2015
Chemical Financial Corporation Stock Incentive Plan of 2017
Chemical Financial Corporation Stock Incentive Plan of 2019
TCF 401K Plan
TCF 401K Supplemental Plan
(Full title of the plans)

Jana J. Litsey
Senior Executive Vice President and General Counsel
Huntington Bancshares Incorporated
41 South High Street
Columbus, Ohio 43287
(614) 480-2265
(Name, Address, and Telephone Number, including Area Code, of Agent for Service)

Copies to:
Edward D. Herlihy, Esq.
Jacob A. Kling, Esq.
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
(212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, par value $0.01 per share	13,340,203(2)	N/A	N/A	N/A

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of common stock, par value $0.01 per share (“Huntington common stock”), of Huntington Bancshares Incorporated (“Huntington” or the “Registrant”) that may become issuable in respect of the securities identified in the table above by reason of any stock dividend, stock split, recapitalization, merger, consolidation, reorganization, or other similar transaction which results in an increase in the number of outstanding shares of Huntington common stock.

(2)
Represents shares of Huntington common stock issuable upon the exercise or settlement, as applicable, of equity awards issued pursuant to the Amended and Restated TCF Financial 2015 Omnibus Incentive Plan, Chemical Financial Corporation Stock Incentive Plan of 2006, Chemical Financial Corporation Stock Incentive Plan of 2012, Chemical Financial Corporation Stock Incentive Plan of 2015, Chemical Financial Corporation Stock Incentive Plan of 2017 and Chemical Financial Corporation Stock Incentive Plan of 2019, which awards were converted into awards in respect of Huntington common stock on June 9, 2021 pursuant to the Agreement and Plan of Merger, dated as of December 13, 2020, by and between Huntington and TCF Financial Corporation and shares of Huntington common stock to be offered or sold pursuant to the TCF 401K Plan and TCF 401K Supplemental Plan.  In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the TCF 401K Plan and TCF 401K Supplemental Plan.

(3)
These securities were registered under, and all filing fees payable in connection with the registration of these securities were already paid in connection with the filing of the Registrant’s original registration statement on Form S-4 (File No. 333-252517) filed with the Securities and Exchange Commission (the “Commission”) on January 28, 2021, as amended by the pre-effective Amendment No. 1 thereto filed with the Commission on February 12, 2021, to which this registration statement is Post-Effective Amendment No. 1.  Accordingly, no additional filing fee is required.  See “Explanatory Note.”

EXPLANATORY NOTE

Huntington Bancshares Incorporated (“Huntington” or the “Registrant”), hereby amends its registration statement on Form S-4 (File No. 333-252517) filed with the Securities and Exchange Commission (the “Commission”) on January 28, 2021, as amended by the pre-effective Amendment No. 1 thereto filed with the Commission on February 12, 2021 (the “Form S-4”), which the Commission declared effective at 12:00 p.m. Eastern Time on February 17, 2021, by filing this Post-Effective Amendment No. 1 on Form S-8 (this “Post-Effective Amendment” and together with the Form S-4, this “Registration Statement”).

Huntington filed the Form S-4 in connection with the merger (the “Merger”) contemplated by the Agreement and Plan of Merger by and between Huntington and TCF Financial Corporation, a Michigan corporation (“TCF”), dated December 13, 2020 (the “Merger Agreement”), pursuant to which, effective as of June 9, 2021, TCF merged with and into Huntington, with Huntington as the surviving corporation in the Merger.

As a result of the Merger, each issued and outstanding share of common stock, par value $1.00 per share, of TCF was converted automatically into 3.0028 shares (the “Exchange Ratio”) of common stock, par value $0.01 per share, of Huntington (“Huntington common stock”).

Pursuant to the terms of the Merger Agreement, certain outstanding TCF equity awards, other than unvested TCF restricted stock awards held by non-employee directors, in each case granted or outstanding under the Amended and Restated TCF Financial 2015 Omnibus Incentive Plan, Chemical Financial Corporation Stock Incentive Plan of 2006, Chemical Financial Corporation Stock Incentive Plan of 2012, Chemical Financial Corporation Stock Incentive Plan of 2015, Chemical Financial Corporation Stock Incentive Plan of 2017 and Chemical Financial Corporation Stock Incentive Plan of 2019 (collectively, the “TCF Equity Plans”) were converted into a corresponding award in respect of Huntington common stock (the “Huntington Awards”), with appropriate adjustments to reflect the application of the Exchange Ratio and pursuant to the terms and conditions of the Merger Agreement.

The Registrant hereby amends the Form S-4 by filing this Post-Effective Amendment relating to 13,340,203 shares of Huntington common stock issuable upon the exercise or settlement, as applicable, of the Huntington Awards under the TCF Equity Plans or to be offered or sold pursuant to the TCF 401K Plan or TCF 401K Supplemental Plan.  All such shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Post-Effective Amendment.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information to be specified in Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information to be specified in Part I will be delivered to the holders as required by Rule 428(b)(1).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are hereby incorporated into this Registration Statement by reference (other than information in such filings deemed, under Commission rules or otherwise, not to have been filed with the Commission):

1.	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on February 26, 2021 (the “Annual Report”);
2.
the Registrant’s Current Reports on Form 8-K filed with the Commission on January 27, 2021, February 2, 2021, February 9, 2021, March 10, 2021 (Film No.: 21728256), March 12, 2021, March 26, 2021, April 22, 2021 (Film No.: 21845572), April 26, 2021, April 30, 2021, May 25, 2021 and June 9, 2021 (other than the portions of those documents not deemed to be filed);

3.	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the Commission on April 30, 2021;
4.
all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report; and

5.	the description of the Registrant’s common stock contained in the Form S-4 and any amendments or reports filed for the purposes of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement (other than information in such filings deemed, under Commission rules or otherwise, not to have been filed with the Commission), prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.          Description of Securities.

Not applicable.

Item 5.          Interests of Named Experts and Counsel.

Not applicable.

Item 6.          Indemnification of Directors and Officers.

The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action.  Huntington’s charter provides that to the fullest extent permitted by Maryland statutory or decision law, as amended or interpreted, its directors and officers are not personally liable to Huntington or its shareholders for money damages.

Huntington’s charter provides that it will indemnify its directors to the fullest extent under the general laws of the State of Maryland now or thereafter in force, including the advance of expenses to directors subject to procedures provided by such laws, its officers to the same extent it will indemnify its directors, and its officers who are not directors to such further extent as will be authorized by the Huntington board of directors and be consistent with Maryland law.  Huntington’s bylaws provide that to the maximum extent permitted by Maryland law in effect from time to time, Huntington will indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, will pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director of Huntington and who is made or threatened to be made a party or a witness to the proceeding by reason of his or her service in that capacity, (b) any individual who is a present or former officer of Huntington and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (c) any individual who, while a director or officer of Huntington and at the request of Huntington, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.  The rights to indemnification and advance of expenses provided by the Huntington charter and Huntington bylaws vest immediately upon election of a director or officer. Huntington may, with the approval of the Huntington board of directors, provide such indemnification and advance for expenses to (i) an individual who served a predecessor of Huntington in any of the capacities described in clause (a), (b) or (c) above, (ii) any individual who is a present or former officer of Huntington and who is made or threatened to be made a witness to the proceeding by reason of his or her service in that capacity and (iii) any employee or agent of Huntington or a predecessor of Huntington.

Section 2-418 of the MGCL provides that a Maryland corporation may indemnify any present or former director or officer or any individual who, while a director or officer of the corporation and at the request of the corporation, has served another enterprise as a director, officer, partner, trustee, employee or agent who is made a party to any proceeding by reason of service in that capacity against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding, unless it is proved that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property, or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Notwithstanding the above, a director or officer may not be indemnified in respect of any proceeding, by or in the right of the corporation, in which such director or officer will have been adjudged liable to the corporation or in respect of any proceeding charging improper receipt of a personal benefit (except as described below).  In addition, a corporation may not indemnify a director or officer or advance expenses for a proceeding brought by that director or officer against the corporation, except for a proceeding brought to enforce indemnification, or unless the charter, bylaws, resolution of the board of directors, or an agreement approved by the board of directors expressly provides otherwise.  Termination of any proceeding by judgment, order or settlement does not create a presumption that the director or officer did not meet the requisite standard of conduct.  Termination of any proceeding by conviction, plea of nolo contendere or its equivalent, or entry of an order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct.  Indemnification is not permitted unless authorized for a specific proceeding, after a determination that indemnification is permissible because the requisite standard of conduct has been met (1) by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding (or a majority of a committee of one or more such directors designated by the full board); (2) by special legal counsel selected by the board of directors by vote as described in clause (1) of this paragraph (or a committee thereof); or (3) by the shareholders (other than shareholders who are also directors or officers who are parties to the proceeding).

Section 2-418 of the MGCL provides that a present or former director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding will be indemnified against reasonable expenses incurred by the director or officer in connection with the proceeding.  A court of appropriate jurisdiction upon application of a director or officer and such notice as the court will require may order indemnification in the following circumstances: (1) if it determines a director or officer is entitled to reimbursement pursuant to a director’s or officer’s success, on the merits or otherwise, in the defense of any proceeding, the court will order indemnification, in which case the director or officer will be entitled to recover the expenses of securing such reimbursement; or (2) if it determines that a director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, the court may order such indemnification as the court deems proper.  However, indemnification with respect to any proceeding by or in the right of the corporation or in which liability has been adjudged in the case of a proceeding charging improper personal benefit to the director or officer, will be limited to expenses.

The reasonable expenses incurred by a director or officer who is a party to a proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the proceeding upon receipt by the corporation of both a written affirmation by the director or officer of his or her good faith belief that the standard of conduct necessary for indemnification by the corporation has been met, and a written undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the standard of conduct has not been met.

The indemnification and advancement of expenses provided or authorized by Section 2-418 of the MGCL are not exclusive of any other rights to which a director or officer may be entitled both as to action in his or her official capacity and as to action in another capacity while holding such office.

Pursuant to Section 2-418 of the MGCL, a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who, while serving in such capacity, is or was at the request of the corporation serving as a director, officer, partner, trustee, employee or agent of another corporation or legal entity or of an employee benefit plan, against any liability asserted against and incurred by such person in any such capacity or arising out of such person’s position, whether or not the corporation would have the power to indemnify against liability under Section 2-418.  A corporation may provide similar protection, including a trust fund, letter of credit or surety bond, which is not inconsistent with Section 2-418.  A subsidiary or an affiliate of the corporation may provide the insurance or similar protection.

Subject to certain exceptions, the directors and officers of Huntington and its affiliates are insured (subject to certain maximum amounts and deductibles) in each policy year because of any claim or claims made against them by reason of their wrongful acts while acting in their capacities as such directors or officers or while acting in their capacities as fiduciaries in the administration of certain of Huntington’s employee benefit programs.  Huntington is insured, subject to certain retentions and exceptions, to the extent it indemnifies the directors and officers for such loss.

Item 7.          Exemption from Registration Claimed.

Not applicable.

Item 8.          Exhibits.

Exhibit Number	Description
4.1	Articles Supplementary of Huntington Bancshares Incorporated (incorporated by reference to Exhibit 3.1 to Huntington Bancshares Incorporated’s Form 8-K filed with the Commission on January 22, 2019).
4.2	Articles of Restatement of Huntington Bancshares Incorporated (incorporated by reference to Exhibit 3.2 to Huntington Bancshares Incorporated’s Form 8-K filed with the Commission on January 22, 2019).
4.3	Articles Supplementary of Huntington Bancshares Incorporated (incorporated by reference to Exhibit 3.1 to Huntington Bancshares Incorporated’s Form 8-K filed with the Commission on June 3, 2020).
4.4	Articles Supplementary of Huntington Bancshares Incorporated (incorporated by reference to Exhibit 3.1 to Huntington Bancshares Incorporated’s Form 8-K filed with the Commission on August 10, 2020).
4.5	Articles Supplementary of Huntington Bancshares Incorporated (incorporated by reference to Exhibit 3.1 to Huntington Bancshares Incorporated’s Form 8-K filed with the Commission on February 9, 2021).
4.6	Articles Supplementary of Huntington Bancshares Incorporated (incorporated by reference to Exhibit 3.1 to Huntington Bancshares Incorporated’s Form 8-K filed with the Commission on June 9, 2021).
4.7
Articles of Amendment to Articles of Restatement of Huntington Bancshares Incorporated (incorporated by reference to Exhibit 3.2 to Huntington Bancshares Incorporated’s Form 8-K filed with the Commission on June 9, 2021).

Exhibit Number	Description
4.8
Amended and Restated Bylaws of Huntington Bancshares Incorporated (incorporated by reference to Exhibit 3.3 to Huntington Bancshares Incorporated’s Form 8-K filed with the Commission on January 22, 2019).

4.9
Amended and Restated TCF Financial 2015 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to the Form 8-K of TCF Financial Corporation, a Delaware corporation, filed with the Commission on April 27, 2018 (Commission File No. 001-10253)).

4.10
Amended and Restated Chemical Financial Corporation Stock Incentive Plan of 2006 (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011 of TCF Financial Corporation, a Michigan corporation, filed with the Commission on August 3, 2011 (Commission File No. 000-08185)).

4.11
Chemical Financial Corporation Stock Incentive Plan of 2012 (incorporated by reference to Appendix A to the definitive proxy statement of TCF Financial Corporation, a Michigan corporation, for its 2012 Annual Meeting of Shareholders, filed with the Commission on March 1, 2012 (Commission File No. 000-08185)).

4.12
Chemical Financial Corporation Stock Incentive Plan of 2015 (incorporated by reference to Appendix C to the definitive proxy statement of TCF Financial Corporation, a Michigan corporation, for its 2015 Annual Meeting of Shareholders, filed with the Commission on March 6, 2015 (Commission File No. 000-08185)).

4.13
Chemical Financial Corporation Stock Incentive Plan of 2017 (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017 of TCF Financial Corporation, a Michigan corporation, filed with the Commission on May 10, 2017 (Commission File No. 000-08185)).

4.14
Chemical Financial Corporation Stock Incentive Plan of 2019 (incorporated by reference to Appendix A to the definitive proxy statement of TCF Financial Corporation, a Michigan corporation, for its 2019 Annual Meeting of Shareholders, filed with the Commission on March 28, 2019 (Commission File No. 000-08185)).

4.15
TCF 401K Plan, as amended and restated effective January 1, 2020 (incorporated by reference to Exhibit 10(qq) to the Annual Report on Form 10-K  for the fiscal year ended December 31, 2019 of TCF Financial Corporation, a Michigan corporation, filed with the Commission on March 2, 2020 (Commission File No. 001-39009)).

4.16
TCF 401K Supplemental Plan, as amended effective October 23, 2019 (incorporated by reference to Exhibit 10(kk) to the Annual Report on Form 10-K  for the fiscal year ended December 31, 2019 of TCF Financial Corporation, a Michigan corporation, filed with the Commission on March 2, 2020 (Commission File No. 001-39009)).

4.17
Trust Agreement for TCF 401K Plan Supplemental Plan effective November 1, 2017, by and between TCF Financial Corporation and Reliance Trust Company (incorporated by reference to Exhibit 10(f) to the Annual Report on Form 10-K for the fiscal year ended December 31, 2017 of TCF Financial Corporation, a Delaware corporation, filed with the Commission on February 23, 2018 (Commission File No. 001-10253)).

5.1	Opinion of Venable LLP as to validity of the securities being registered.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of KPMG LLP.
23.3	Consent of Venable LLP (included as part of the opinion filed as Exhibit 5.1).
24.1	Powers of Attorney of Directors and Officers of Huntington Bancshares Incorporated.*

* Previously filed.

Item 9.          Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on June 9, 2021.

HUNTINGTON BANCSHARES INCORPORATED

By:	/s/ Stephen D. Steinour
	Name:	Stephen D. Steinour
	Title:	Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on June 9, 2021.

Signature	Title
/s/ Stephen D. Steinour	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)
(Stephen D. Steinour)

/s/ Zachary J. Wasserman	Senior Executive Vice President, Chief Financial Officer (Principal Financial Officer)
(Zachary J. Wasserman)

/s/ Nancy E. Maloney	Executive Vice President, Controller (Principal Accounting Officer)
(Nancy E. Maloney)

*	Director
(Lizabeth Ardisana)

*	Director
(Alanna Y. Cotton)

*	Director
(Ann B. Crane)

*	Director
(Robert S. Cubbin)

*	Director
(Steven G. Elliott)

*	Director
(Gina D. France)

*	Director
(J. Michael Hochschwender)

Signature	Title
*	Director
(John C. Inglis)

/s/ Richard H. King	Director
(Richard H. King)

*	Director
(Katherine M.A. Kline)

/s/ Barbara L. McQuade	Director
(Barbara L. McQuade)

*	Director
(Richard W. Neu)

*	Director
(Kenneth J. Phelan)

*	Director
(David L. Porteous)

/s/ Roger J. Sit	Director
(Roger J. Sit)

/s/ Jeffrey L. Tate	Director
(Jeffrey L. Tate)

/s/ Gary H. Torgow	Director
(Gary H. Torgow)

*By:	/s/ Jana J. Litsey
Name:	Jana J. Litsey
Title:	Attorney-In-Fact